NEWS RELEASE
NCR Atleos Corporation Reports Third Quarter 2025 Results
ATLANTA, November 5, 2025 - NCR Atleos Corporation (NYSE: NATL):

•Total Revenue of $1.12 billion, an increase of 4% y/y, with 70% from recurring revenue streams.

•Core Revenue, excluding Voyix, of $1.11 billion, an increase of 6% y/y.

•ATMaaS revenue growth accelerated to 37% y/y; greater than 40% growth expected in Q4.

•Net Income Attributable to Atleos of $26 million, an increase of 24% y/y; Adjusted EBITDA of $219 million, an increase of 7% y/y.

•Diluted Earnings per Share of $0.34 and Adjusted Diluted Earnings per Share of $1.09, an increase of 21% and 22%, respectively, from the prior year period.

•Net Cash Flow provided by operating activities of $27 million; Adjusted Free Cash Flow was $124 million.

•Full year 2025 guidance ranges reaffirmed.

Tim Oliver
NCR Atleos Chief Executive Officer said,
“NCR Atleos delivered another strong quarter with financial results at the higher end of expectations as financial institutions and retailers continue to select our differentiated and comprehensive self-service banking offering. ATM hardware revenue grew an exceptional 24% year over year, further extending our leading global installed base and driving meaningful, multi-year recurring revenue from attached services and licensed software. Our ATMaaS business increased nearly 40% and added its first customers in Latin America and the Middle East.
We continue to set the benchmark for service excellence with industry-leading service metrics and our customers have rewarded that performance with both a 30% improvement to our most recent Net Promoter Score and more of their business. Whether financial institutions and retailers choose to join our shared financial utility network or to outsource their self-service banking services, Atleos offers the most efficient, most comprehensive, and most reliable solution for customers.”

NCR Atleos Corporation (NYSE: NATL) (“Atleos”), a leader in expanding self-service financial access for financial institutions, retailers and consumers, today reported third quarter 2025 results. For the quarter ended September 30, 2025, Net Income Attributable to Atleos increased 24% to $26 million, or 2% of revenue, compared to Net Income Attributable to Atleos of $21 million, or 2% of revenue in the prior year period. GAAP Diluted EPS of $0.34 increased 21% from $0.28 in the prior year period. Adjusted EBITDA was $219 million in the third quarter of 2025, an increase of 7%, when compared to $205 million in the prior year period. Adjusted Diluted Earnings per share of $1.09 increased 22% from $0.89 in the prior year period.
Andy Wamser, Chief Financial Officer, added, “Despite the unanticipated challenges presented by tariff volatility and immigration-related payroll changes, Atleos continues to deliver on our financial commitments while making solid strategic progress. Diligent contingency planning, incremental cost productivity and a resilient team have allowed us to stay on pace for 2025. We anticipate beginning share repurchases this quarter and closing the year with net leverage of 2.8x.”
Third Quarter 2025 Operating Results
Revenue
Total Revenue increased 4% or $48 million, to $1.12 billion in the third quarter of 2025, including $783 million of recurring revenue, compared to $1.07 billion and $785 million, respectively, in the prior year period. Core Revenue, which excludes business with Voyix, improved 6% to $1.11 billion, compared to $1.05 billion in the prior year period, driven by continued growth in ATMaaS and stronger hardware demand. Results were partially offset by more muted network transaction volumes which have been impacted by U.S. immigration policy.

Gross Profit and Gross Margin
Gross Profit for the third quarter of 2025 increased 6% to $271 million, compared to $256 million in the prior year period. Gross Margin of 24.2% increased 30 basis points from the prior year period. Adjusted Gross Profit was $297 million, an increase of 6% when compared to $280 million in the prior year period. Results were driven by an improved mix in hardware as well as ATMaaS growth and were partially offset by higher cash vault interest expense. Adjusted gross margin increased 40 basis points to 26.5%, compared to 26.1% in the prior year period.
Net Income and Net Income Margin
Net income attributable to Atleos increased 24% to $26 million, or 2% of revenue, compared to $21 million, or 2% of revenue in the prior year period.
Adjusted EBITDA and Adjusted EBITDA margin
Adjusted EBITDA in the third quarter of 2025 increased 7% to $219 million. Adjusted EBITDA margin of 19.5% expanded 40 basis points from 19.1% in the prior year period.
Other Results
Net cash provided by operating activities was $27 million. Adjusted free cash flow-unrestricted was $124 million.

REVENUE AND ADJUSTED EBITDA SUMMARY (Unaudited)

	For the Periods Ended September 30
	Three Months
($ in millions)	2025	2024	% Change
Revenue by segment
Self-Service Banking	$744	$672	11%
Network	328	332	(1)%
T&T	40	46	(13)%
Total segment revenue	1,112	1,050	6%
Other (1)	9	23	(61)%
Consolidated revenue	$1,121	$1,073	4%

Adjusted EBITDA by segment
Self-Service Banking	$196	$162	21%
Self-Service Banking Adjusted EBITDA margin %	26.3%	24.1%
Network	93	102	(9)%
Network Adjusted EBITDA margin %	28.4%	30.7%
T&T	8	9	(11)%
T&T Adjusted EBITDA margin %	20.0%	19.6%
Other (1)	—	3	(100)%
Corporate (2)	(78)	(71)	10%
Total Adjusted EBITDA	$219	$205	7%
Total Adjusted EBITDA margin %	19.5%	19.1%
(1)Represents certain other immaterial business operations that do not represent a reportable segment, including commerce-related operations in countries that Voyix exited that are aligned to Atleos. Other also includes revenues from commercial agreements with Voyix.
(2)Includes income and expenses related to corporate functions not specifically attributable to an individual reportable segment.

Full Year 2025 Guidance

FY 2025 Targets	2025 Initial Guidance	2024 Base (3)
Core Revenue	3% to 6% growth constant currency (est. FX impact -2%)	$4,175 million
Total Revenue	1% to 3% growth constant currency (est. FX impact -2%) Assumes Voyix-related revenue down ~$100M	$4,317 million
Total Adjusted EBITDA (1)	7% to 10% growth constant currency (est. FX impact -1%)	$794 million
Adjusted Diluted EPS (2)	21% to 27% growth	$3.22
Adjusted free cash flow-unrestricted	$260 - $300 million	$242 million
(1) Adjusted EBITDA previously included certain amounts reported in Other income (expense), net. Beginning in 2025, we exclude total Other income (expense), net from Adjusted EBITDA, which in 2024 would have resulted in Adjusted EBITDA of $794 million, not including the impact of the revision to our 2024 financial statements discussed in the section entitled “Notes to Investors”.
(2) Incorporates consensus average SOFR rates for the year in interest expense.
(3) Does not reflect the impact of the revision to our 2024 financial statements or change in our definition of Non-GAAP Adjusted Diluted EPS set forth in “Notes to Investors”, as those changes do not impact the guided ranges previously communicated.
Adjusted Gross Margin, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted Free Cash Flow – unrestricted are non-GAAP financial measures. A discussion of these non-GAAP measures, including a reconciliation to the most closely correlated GAAP measure, is attached to this release. With respect to our Adjusted EBITDA, Adjusted Free Cash Flow-unrestricted and Adjusted Diluted Earnings Per Share guidance, we do not provide a reconciliation to the most closely correlated GAAP measures because we are not able to predict with reasonable certainty the reconciling items that may affect net income, cash flow from operating activities and diluted earnings per share without unreasonable effort. The reconciling items are primarily the future impact of special tax items, capital structure transactions, restructuring, pension mark-to-market transactions, acquisitions or divestitures, or other events. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures.
Notes to Investors
Revision. During the second and third quarters of 2025, the Company identified immaterial misstatements in its previously issued financial statements. These misstatements resulted in an overstatement of previously reported pre-tax income during fiscal year 2023 of approximately $18 million, an overstatement of pre-tax income of approximately $14 million during fiscal year 2024, and overstatements of pre-tax income of approximately $4 million and $6 million during the first and second quarter of fiscal year 2025, respectively, as well as an impact to the previously-reported amounts in each of the interim periods within fiscal years 2023 and 2024.
The Company evaluated the impact of these misstatements to the previously issued annual and interim financial statements and determined that they were not material to any period. However, the Company is revising the previously-issued financial statements for impacted periods. The financial information included in this release reflects the revision.

2025 Third Quarter Earnings Conference Call
A conference call is scheduled for November 6, 2025 at 8:30 a.m. Eastern Time to discuss the third quarter 2025 results. Access to the conference call and accompanying slides, as well as a replay of the call, are available on Atleos’ web site at http://investor.ncratleos.com. Additionally, the live call can be accessed by dialing 800-330-6710 (United States/Canada Toll-free) or +1 646-307-1072 (International Toll) and entering the participant passcode 7681169. References to Atleos’ website and/or other social media sites or platforms in this release do not incorporate by reference the information on such websites, social media sites, or platforms, and Atleos disclaims any such incorporation by reference.
More information on Atleos’ third quarter earnings, including additional financial information and analysis, is available on Atleos’ Investor Relations website at https://investor.ncratleos.com/.

News Media Contact
Scott Sykes
NCR Atleos Corporation
scott.sykes@ncratleos.com
Investor Contact
Melanie Skijus
NCR Atleos Corporation
melanie.skijus@ncratleos.com

About Atleos
Atleos (NYSE: NATL) is the leader in expanding self-service financial access, with industry-leading ATM expertise and experience, unrivalled operational scale including the largest independently-owned ATM network, always-on global services and constant innovation. Atleos improves operational efficiency for financial institutions, drives footfall for retailers and enables digital-first financial self-service experiences for consumers. Atleos is ranked #12 in Newsweek’s prestigious 2025 Top 100 Global Most Loved Workplaces® list. Atleos is headquartered in Atlanta, Ga., with approximately 20,000 employees globally. For more information, visit www.ncratleos.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to Atleos’ plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements in this release, including but not limited to net leverage in Q4, revenue acceleration in ATMaaS business, 2025 total Revenue, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Free Cash Flow-restricted, cash flow and liquidity, timing of capital return and share repurchase, impact from tariffs and interest rates, constitute “forward-looking statements’ as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risk and uncertainties include, but are not limited to, strategy and technology transforming our business model, our ability to integrate acquisitions and manage alliance activities, domestic and global economic and credit conditions, ability to properly assess expenses related to tariffs and other expenses, key employee retention and ability to attract talented employees, our relationships with third parties and any failures of our third-party suppliers, our level of indebtedness and our cash flow sufficiency to service our indebtedness or fund our share repurchase program, interest rate risks, terms governing our trade receivables liabilities, allegations or clams by third parties that our products and services infringe on intellectual property rights of others, our separation from parent Company, the impact of, and our ability to remediate, any current or future material weaknesses in our internal control over financial reporting and the perceived reliability of Atleos’ financial statements if Atleos is unable to satisfy requirements of Section 404 of the Sarbanes Oxley Act, that failure of NCR Voyix Corporation (“Voyix”) to perform under various transactions agreements, Atleos’ obligation to indemnify Voyix pursuant to the agreements entered into in connection with the spin-off (including with respect to material taxes), the risk that Voyix may not fulfill any obligations to indemnify Atleos under such agreements, currency movements and other risks of conducting business internationally and the impact of regulatory and litigation matters.
Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s annual report on Form 10-K and subsequently filed reports. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Periods Ended September 30
	Three Months		Nine Months
($ in millions, except per share amounts)	2025	2024	2025	2024
Revenue
Product revenue	$274	$234	$728	$720
Service revenue	847	839	2,474	2,477
Total revenue	1,121	1,073	3,202	3,197
Cost of products	219	201	596	624
Cost of services	631	616	1,851	1,851
Total gross profit	271	256	755	722
% of Revenue	24.2%	23.9%	23.6%	22.6%
Selling, general and administrative expenses	143	127	381	391
Research and development expenses	18	15	52	43
Income from operations	110	114	322	288
% of Revenue	9.8%	10.6%	10.1%	9.0%
Interest expense	(68)	(79)	(204)	(237)
Other income (expense), net	(9)	(5)	(6)	4
Total interest and other expense, net	(77)	(84)	(210)	(233)
Income before income taxes	33	30	112	55
% of Revenue	2.9%	2.8%	3.5%	1.7%
Income tax expense	7	10	35	18
Net income	26	20	77	37
Net loss attributable to noncontrolling interests	—	(1)	(2)	(2)
Net income attributable to Atleos	$26	$21	$79	$39

Net income per share attributable to Atleos common stockholders
Basic	$0.35	$0.29	$1.08	$0.54
Diluted	$0.34	$0.28	$1.05	$0.53

Weighted average common shares outstanding
Basic	73.7	72.3	73.4	72.0
Diluted	76.0	74.5	75.5	73.7

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions, except per share amounts)	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$412	$419
Accounts receivable, net of allowances of $12 and $15 as of September 30, 2025 and December 31, 2024, respectively	569	581
Inventories	383	307
Restricted cash	162	210
Other current assets	291	232
Total current assets	1,817	1,749
Property, plant and equipment, net	484	474
Goodwill	1,959	1,950
Intangibles, net	519	550
Operating lease right of use assets	162	144
Prepaid pension cost	262	227
Deferred income tax assets	290	285
Other assets	157	156
Total assets	$5,650	$5,535
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$80	$81
Accounts payable	530	564
Payroll and benefits liabilities	137	145
Contract liabilities	358	328
Settlement liabilities	161	171
Other current liabilities	518	433
Total current liabilities	1,784	1,722
Long-term borrowings	2,789	2,859
Pension and indemnity plan liabilities	330	343
Postretirement and postemployment benefits liabilities	80	81
Income tax accruals	35	37
Operating lease liabilities	127	110
Deferred income tax liabilities	53	40
Other liabilities	121	120
Total liabilities	$5,319	$5,312
Stockholders’ equity
Atleos stockholders’ equity:
Preferred stock: par value $0.01 per share, 50.0 shares authorized, no shares issued	—	—
Common stock: par value $0.01 per share, 350.0 shares authorized, 73.8 and 72.7 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	1	1
Paid-in capital	64	47
Retained earnings	268	188
Accumulated other comprehensive income (loss)	(3)	(17)
Total Atleos stockholders’ equity	330	219
Noncontrolling interests in subsidiaries	1	4
Total stockholders’ equity	331	223
Total liabilities and stockholders’ equity	$5,650	$5,535

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Periods Ended September 30
	Three Months		Nine Months
($ in millions)	2025	2024	2025	2024
Operating activities
Net income	$26	$20	$77	$37
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	70	74	211	218
Stock-based compensation expense	8	9	25	28
Deferred income taxes	13	3	16	(9)
(Gain) loss on divestiture and disposal of assets, net	(3)	1	(30)	5
Bargain purchase gain from acquisition	—	—	—	(5)
Loss (earnings) from equity investments	1	2	2	2
Changes in assets and liabilities:
Receivables	93	91	29	80
Inventories	(1)	(28)	(108)	(77)
Current payables and accrued expenses	(47)	(23)	(42)	77
Contract liabilities	(48)	1	22	(16)
Employee benefit plans	(20)	(3)	(34)	(23)
Settlement assets and liabilities, net	(109)	36	(14)	45
Other assets and liabilities	44	(76)	(29)	(98)
Net cash provided by operating activities	$27	$107	$125	$264
Investing activities
Capital expenditures	$(30)	$(22)	$(80)	$(69)
Additions to capitalized software	(13)	(11)	(39)	(26)
Business acquisitions, net of cash acquired	(17)	—	(17)	—
Purchase of intellectual property	—	(5)	—	(13)
Proceeds from sale of property, plant, and equipment	12	—	36	—
Proceeds from divestiture	—	—	11	—
Sale (purchase) of investments, net	(3)	(1)	1	(1)
Other investing activities, net	—	—	—	(1)
Net cash used in investing activities	$(51)	$(39)	$(88)	$(110)
Financing activities
Borrowings on term credit facilities	$11	$—	$11	$—
Payments on term credit facilities	(31)	(19)	(90)	(55)
Borrowings on revolving credit facilities	310	386	750	919
Payments on revolving credit facilities	(325)	(382)	(750)	(894)
Payments on other financing arrangements	(2)	—	(2)	(2)
Proceeds from employee stock plans	—	2	7	3
Tax withholding payments on behalf of employees	—	(1)	(8)	(14)
Payments on acquisition holdback	—	(5)	(16)	(5)
Principal payments for finance lease obligations	(1)	—	(3)	(1)
Other financing activities	2	—	(1)	—
Net cash provided by (used in) financing activities	$(36)	$(19)	$(102)	$(49)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1)	5	11	(7)
Increase (decrease) in cash, cash equivalents, and restricted cash	$(61)	$54	$(54)	$98
Cash, cash equivalents, and restricted cash at beginning of period	648	630	641	586
Cash, cash equivalents, and restricted cash at end of period	$587	$684	$587	$684

Reconciliation of Non-GAAP Financial Measures
We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP adjusted financial measures. Management views and evaluates business performance on both a GAAP basis and by excluding costs and benefits associated with these non-GAAP adjusted financial measures. As a result, we believe the presentation of these non-GAAP adjusted financial measures better enables users of our financial information to view and evaluate underlying business performance from the same perspective as management.
Non-GAAP adjusted financial measures should be considered in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our non-GAAP adjusted financial measures do not represent a comprehensive basis of accounting and therefore may not be comparable to similarly titled measures reported by other companies.
Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin, Non-GAAP Adjusted Income from Operations, and Non-GAAP Adjusted Diluted Earnings per Share exclude, as applicable, acquisition-related costs; pension mark-to-market adjustments and other one-time pension-related costs; separation-related costs; amortization of acquisition-related intangibles; stock-based compensation expense; transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); Voyix legal and environmental indemnification expense; foreign currency remeasurement impacts in hyper-inflationary countries; and other non-recurring or unusual items. Management uses these non-GAAP measures to evaluate performance consistently over various periods.
Non-GAAP Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Adjusted EBITDA Margin are determined by taking Net income (loss) attributable to Atleos and adding back interest expense, net; income tax expense (benefit); depreciation and amortization; acquisition-related costs; pension mark-to-market adjustments and other one-time pension-related costs; separation-related costs; transformation and restructuring charges (which includes integration, severance, divestiture and other exit and disposal costs); stock-based compensation expense; Voyix legal and environmental indemnification expense; and other amounts included in Other income (expense), net. Adjusted EBITDA margin by segment is calculated based on segment Adjusted EBITDA divided by the related segment component of revenue. Management use these non-GAAP measures to allocate resources and to evaluate performance consistently over various periods.
Adjusted free cash flow-unrestricted is calculated as net cash provided by operating activities less capital expenditures, less additions to capitalized software, plus/minus the change in restricted cash settlement activity, plus proceeds from certain sale-leaseback transactions, plus pension contributions and settlements, and plus legal and environmental indemnification payments made to Voyix. Restricted cash settlement activity represents the net change in amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers or third-party service providers that are pledged for a particular use or restricted to support these obligations. These amounts can fluctuate significantly period to period based on the number of days for which settlement has not yet occurred or day of the week on which a reporting period ends. We believe this non-GAAP measure is useful for investors because it indicates the amount of cash available for, among other things, investments in our existing businesses or strategic acquisitions, as well as other non-discretionary expenditures including repayment of our debt obligations.
Constant Currency excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, management uses constant currency measures to compare performance consistently over various periods.
Use of Certain Terms
Core revenue refers to the revenue of our reportable segments (Self-Service Banking, Network and T&T).
Recurring revenue. All revenue streams from contracts where there is a predictable revenue pattern that will occur at regular intervals with a relatively high degree of certainty. This includes hardware and software maintenance revenue, processing revenue, interchange and network revenue, Bitcoin-related revenue, and certain professional services arrangements, as well as term-based software license arrangements that include customer termination rights.
Annualized Recurring Revenue (“ARR”). We define this operating metric as recurring revenue, excluding software licenses sold as a subscription, for the last three months times four, plus the rolling four quarters for term-based software license arrangements that include customer termination rights. We believe this metric may be useful to investors in evaluating the Company’s achievement of strategic goals related to the conversion of the self-service banking business to recurring revenue streams over time. ARR does not necessarily reflect the pattern of revenue recognition in accordance with GAAP and should not be considered a substitute for GAAP revenue.

Last twelve months average revenue per unit (“LTM ARPU”). We define this operating metric for the Network segment, as total Network segment revenue for the previous twelve months divided by the average Network Managed Units for the previous twelve months. We believe this metric may be useful to investors in evaluating the Company’s achievement of strategic goals related to the improved monetization of our ATM fleet over a specified period, excluding the impact of seasonality. LTM ARPU does not represent revenue generated solely by our Network Managed Units, as total Network segment revenue includes revenue generated from other sources.
Network Managed Units are all transacting ATMs as of period end, whether Company-owned or Merchant-owned, other than those for which we only provide third party processing services and those under legacy managed services arrangements.

Other performance metrics

	Three months ended September 30,
($ in millions, unless otherwise noted)	2025	2024
Self-Service Banking
Annualized recurring revenue(1)	$1,712	$1,645
Recurring revenue(1) as a % of SSB revenue	57%	61%
Revenue from ATMaaS arrangements	$67	$49
Network
LTM ARPU(1) (in thousands)	$16.2	$15.9
Network Managed Units(1) (in thousands)	80.9	79.5
(1) Refer to our definitions of Annualized recurring revenue, Recurring revenue, LTM ARPU and Network Managed Units in the section entitled “ Use of Certain Terms” above.

The following table presents the recurring revenue and all other products and services revenue that is recognized at a point in time:

($ in millions)	Three months ended September 30,
	2025	2024
Recurring revenue	$783	$785
All other products and services	338	288
Total revenue	$1,121	$1,073
Recurring revenue as a percent of revenue	70%	73%

Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	Three months ended September 30, 2025
($ in millions, except per share amounts)	Gross profit	Gross margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average diluted shares outstanding	Diluted earnings (loss) per share
GAAP Results	$271	24.2%	$110	$26	76.0	$0.34
Plus:
Transformation and restructuring	4	0.3%	9	10		0.13
Stock-based compensation expense	1	0.1%	8	7		0.09
Amortization of acquisition-related intangibles	20	1.8%	24	19		0.26
Acquisition-related costs	—	—%	2	2		0.03
Separation costs	1	0.1%	1	1		0.01
Voyix indemnification expense	—	—%	22	17		0.22
Hyperinflationary foreign currency adjustment (1)	—	—%	—	1		0.01
Non-GAAP Adjusted Results	$297	26.5%	$176	$83	76.0	$1.09
(1)Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gain/loss on remeasurement of foreign currency in hyper-inflationary countries. All periods presented have been recast to reflect the new definition.

Reconciliation of Net Income Attributable to Atleos (GAAP) to Adjusted Net Income Attributable to Atleos (Non-GAAP) and Diluted Earnings Per Share (Non-GAAP)

	For the three months ended September 30, 2024
($ in millions, except per share amounts)	Gross profit	Gross profit margin	Income from operations	Net income (loss) attributable to Atleos	Weighted average diluted shares outstanding	Diluted earnings (loss) per share
GAAP Results	$256	23.9%	$114	$21	74.5	$0.28
Plus:
Transformation and restructuring	2	0.2%	7	7		0.09
Stock-based compensation expense	1	0.1%	9	8		0.11
Amortization of acquisition-related intangibles	20	1.8%	24	19		0.26
Acquisition-related costs	—	—%	—	(1)		(0.01)
Separation costs	1	0.1%	5	5		0.06
Other tax adjustments	—	—%	—	2		0.03
Voyix indemnification expense	—	—%	—	2		0.03
Hyperinflationary foreign currency adjustment (1)	—	—%	—	3		0.04
Non-GAAP Adjusted Results	$280	26.1%	$159	$66	74.5	$0.89
(1) Beginning in the second quarter of 2025, we exclude from our Non-GAAP diluted EPS the gain/loss on remeasurement of foreign currency in hyper-inflationary countries. All periods presented have been recast to reflect the new definition.

Reconciliation of Net Income (Loss) Attributable to Atleos (GAAP) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (Non-GAAP)

($ in millions)	Q3 2025	% of Revenue	Q3 2024	% of Revenue
Net income attributable to Atleos (GAAP)	$26	2.3%	$21	2.0%
Interest expense	68	6.1%	79	7.3%
Interest income	(2)	(0.2)%	(1)	(0.1)%
Income tax expense	7	0.6%	10	0.9%
Depreciation and amortization expense	43	3.8%	45	4.2%
Amortization of acquisition-related intangibles	24	2.1%	24	2.2%
Stock-based compensation expense	8	0.7%	9	0.8%
Separation costs	1	0.1%	5	0.5%
Acquisition-related costs	3	0.3%	(1)	(0.1)%
Transformation and restructuring	11	1.0%	7	0.7%
Voyix indemnification expense	22	2.0%	2	0.2%
Other (income) expense items, net (1)	8	0.7%	5	0.5%
Adjusted EBITDA (Non-GAAP)	$219	19.5%	$205	19.1%
(1) Includes certain income and expense items reported within Other income (expense), net on the Condensed Consolidated Statements of Operations, such as bank fees, the components of pension, postemployment and postretirement expense other than service cost, and the impact of foreign currency fluctuations. Prior to 2025, our calculations of Adjusted EBITDA did not exclude the other (income) expense line item. All periods presented have been recast to reflect the new definition. Additional amounts reported in Other income (expense), net are separately captured in this reconciliation. Therefore, Other (income) expense items, net shown here will not agree to total Other income (expense), net on the Condensed Consolidated Statements of Operations.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted Free Cash Flow-Unrestricted (Non-GAAP)

($ in millions)	Q3 2025	Q3 2024
Net cash provided by operating activities	$27	$107
Capital expenditures	(30)	(22)
Additions to capitalized software	(13)	(11)
Change in restricted cash settlement activity	117	(37)
Pension contributions	12	1
Proceeds from ATM sale-leaseback transactions	11	—
Adjusted free cash flow-unrestricted	$124	$38
.